Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports Record Fourth-Quarter and Full-Year

2009 Financial Results

HERCULES, CA – February 24, 2010 – Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the fourth quarter and fiscal year ended December 31, 2009.

Fourth-quarter reported revenues were $495.1 million, up 10.5% compared to $448.0 million reported for the fourth quarter of 2008. On a currency-neutral basis, quarterly revenues increased 4.3% compared to the same period last year.  This increase was the result of organic growth across Bio-Rad’s two main areas, Life Science and Clinical Diagnostics. Fourth-quarter gross margin was 54.2% compared to 55.1% during the same quarter last year.

Net income attributable to Bio-Rad for the fourth quarter of 2009 was $37.9 million, or $1.35 per share on a fully diluted basis compared to ($0.30) per share, during the same period last year. The fourth quarter 2008 loss was a result of non-cash impairment charges of $35.0 million. Included in the fourth quarter of 2009 were non-cash impairment charges of $3.8 million.

For the full year, sales grew by 1.1% to $1,784.2 million compared to $1,764.4 million in 2008. After normalizing for the impact of currency effects, Bio-Rad sales grew by 5.5%.  Full-year net income attributable to Bio-Rad was $144.6 million, or $5.20 per share on a fully diluted basis, compared to $89.5 million, or $3.24 per share, respectively, in 2008. Full-year gross margin was 56.0% compared to last year’s figure of 54.6%. This improvement in gross margin is primarily the result of improved manufacturing planning and utilization as well as a reduction in purchase accounting and royalty-related expenses.

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2009 Financial Results

“We are pleased with our performance in the fourth quarter as well as the entire year,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “We approached 2009 with caution as the world faced some tough economic conditions. Yet in spite of those challenges, 2009 turned out to be another successful year for Bio-Rad. Looking ahead to 2010, we will focus on the integration of the diagnostics businesses of Biotest AG that Bio-Rad acquired in January and the introduction of new products.”

Life Science

The Life Science segment net sales for the fourth quarter were $191.0 million, up 12.1% compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased by 6.6%. Full-year reported revenues for the Life Science segment were $631.5 million, down 1.9% over the prior year, or an increase of 0.8% on a currency-neutral basis. Performance in the Life Science segment during the fourth quarter benefited from sales of the Company’s next generation PCR instruments, in particular, the CFX96™ real-time thermal cycler. Segment performance was also boosted by sales of the Company’s protein separation and analysis tools including electrophoresis, chromatography, and imaging products as well as sales of the ProteOn™ protein interaction array system. During the quarter, the segment launched the Mini-PROTEAN® TGX precast electrophoresis gel product line, which delivers ultra-fast time to results, high resolution, and extended shelf life.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $300.5 million for the fourth quarter, up 9.7% compared to the prior-year quarter.  On a currency-neutral basis, net sales were up 2.9%. Full-year reported revenues for the Clinical Diagnostics segment were $1,139.9 million, an increase of 3.0% over the prior year. On a currency-neutral basis, full-year sales increased 8.5% compared to 2008 results. Performance in the Clinical Diagnostics segment during the fourth quarter was the result of growth across all product lines, most notably quality controls, blood typing, and diabetes monitoring.  During the fourth quarter, Bio-Rad announced that it had signed an agreement to acquire certain diagnostics businesses of Biotest AG, including its diagnostics products in the areas of blood transfusion testing, transplantation, and infectious diseases. (The transaction was completed in the first quarter of 2010).

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2009 Financial Results

2009 Full-Year Highlights

•

Full-year Company sales grew by 1.1% to $1,784.2 million.

•

Full-year net income attributable to Bio-Rad was $144.6 million, or $5.20 per share on a fully diluted basis, compared to $89.5 million, or $3.24 per share, respectively, in 2008.

•

In April, the Life Science segment launched its SsoFast™ EvaGreen® Supermix, the first member of Bio-Rad’s next-generation family of high-performance, real-time PCR reagents.

•

In June, the Clinical Diagnostics segment announced that it had received FDA clearance of two new multiplex infectious disease serology panels for use on the BioPlex 2200 system: the BioPlex ToRC IgG panel and the BioPlex HSV-1 & HSV-2 IgG panel. The ToRC IgG kit simultaneously detects IgG class antibodies to Toxoplasma gondii (T. gondii), Rubella, and Cytomegalovirus (CMV). The HSV-1 & HSV-2 IgG kit utilizes type-specific proteins to simultaneously detect and differentiate IgG class antibodies to the two most common herpes subtypes, HSV-1 and HSV-2.

•

In September, Bio-Rad and Bruker Corporation, a manufacturer of mass spectrometry (MS) instruments, announced the launch of the Lucid Proteomics

System, which improves the possibility of discovering biomarkers that have clinical relevance.

•

Also in September, Bio-Rad announced the launch of Unity Real Time® 2.0, the latest version of its expert QC Data Management solution. The platform is designed to manage laboratory QC and to validate analytical runs.

•

In October, Bio-Rad announced it had signed an agreement to acquire certain diagnostics businesses of Biotest AG, including its diagnostics products in the areas of blood transfusion testing, transplantation, and infectious diseases. (The transaction was completed in the first quarter of 2010).

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 24, 2010. Interested parties may access the call by dialing 866-277-1181 (in the U.S.) or 617-597-5358 (international), access number 83859462. The live webcast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 44802116 for seven days following the call, and the webcast can be accessed at http://www.bio-rad.com for 30 days.

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2009 Financial Results

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,700 people globally and had revenues of nearly $1.8 billion in 2009. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

 (more)

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net sales	$ 495,073	$ 447,965	$ 1,784,244	$ 1,764,365
Cost of goods sold	226,604	201,289	784,401	801,843
Gross profit	268,469	246,676	999,843	962,522
Selling, general and administrative expense	163,862	154,497	601,468	591,304
Product research and development expense	44,510	41,120	163,585	159,518
Impairment losses on goodwill and long-lived assets	3,802	28,757	3,802	28,757
Income from operations	56,295	22,302	230,988	182,943
Interest expense	14,363	7,985	47,024	32,113
Foreign exchange losses	1,754	5,238	5,003	7,634
Other (income) expense, net	(1,915)	5,020	(6,871)	353
Income before tax	42,093	4,059	185,832	142,843
Provision for income taxes	(3,571)	(10,567)	(36,667)	(44,579)
Net income (loss) including noncontrolling interests	38,522	(6,508)	149,165	98,264
Less: Net income attributable to noncontrolling interests	(660)	(1,708)	(4,545)	(8,754)
Net income (loss) attributable to Bio-Rad	$ 37,862	$ (8,216)	$ 144,620	$ 89,510

Basic earnings (loss) per share:
Net income (loss) attributable to Bio-Rad	$ 1.38	$ (0.30)	$ 5.28	$ 3.30
Weighted average common shares	27,491	27,278	27,404	27,112

Diluted earnings (loss) per share:
Net income (loss) attributable to Bio-Rad	$ 1.35	$ (0.30)	$ 5.20	$ 3.24
Weighted average common shares	28,006	27,278	27,828	27,638

(5)

BIO-RAD LABORATORIES, INC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$ 649,938	$ 204,524
Short-term investments	94,876	38,950
Accounts receivable, net	345,734	339,653
Inventories	351,206	375,616
Other current assets	120,920	135,198
Total current assets	1,562,674	1,093,941

Property, plant and equipment, net	302,417	300,732
Goodwill, net	327,626	321,820
Purchased intangibles, net	204,779	228,590
Other assets	138,357	92,181
Total assets	$ 2,535,853	$ 2,037,264

Current liabilities:
Accounts payable	$ 92,988	$ 117,982
Accrued payroll and employee benefits	126,702	119,420
Notes payable and current maturities of long-term debt	5,132	9,578
Income and other taxes payable	42,322	33,731
Other current liabilities	152,828	137,323
Total current liabilities	419,972	418,034

Long-term debt, net of current maturities	737,919	445,979
Other long-term liabilities	98,749	102,611
Total liabilities	1,256,640	966,624

Bio-Rad stockholders’ equity	1,259,726	1,041,139
Noncontrolling interests	19,487	29,501
Total stockholders’ equity	1,279,213	1,070,640
Total liabilities and stockholders’ equity	$ 2,535,853	$ 2,037,264

(6)

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2009	2008

Cash flows from operating activities:
Cash received from customers	$ 1,778,316	$ 1,765,667
Cash paid to suppliers and employees	(1,386,382)	(1,495,669)
Interest paid	(38,471)	(30,792)
Income tax payments	(37,749)	(49,159)
Other operating activities	9,360	1,324
Net cash provided by operating activities	325,074	191,371

Cash flows from investing activities:
Payment for acquisitions and long-term investments	(35,990)	(53,014)
Other investing activities	(139,962)	(93,093)
Net cash used in investing activities	(175,952)	(146,107)
Cash flows from financing activities:
Long-term borrowings	294,750	1,600
Payments on long-term borrowings	(6,823)	(11,589)
Other financing activities	6,006	16,320
Net cash provided by financing activities	293,933	6,331

Effect of foreign exchange rate changes on cash	2,359	(8,835)

Net increase in cash and cash equivalents	445,414	42,760
Cash and cash equivalents at beginning of period	204,524	161,764
Cash and cash equivalents at end of period	$ 649,938	$ 204,524

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$ 149,165	$ 98,264
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	101,682	97,088
Impairment losses on goodwill and long-lived assets	3,802	28,757
Changes in working capital	66,707	(46,563)
Other	3,718	13,825
Net cash provided by operating activities	$ 325,074	$ 191,371

(7)